Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports 93% Increase in Earnings
For the Quarter Ended June 30, 2008

Naugatuck, CT, July 21, 2008.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $602,000 for the quarter ended June 30, 2008 versus net income of $312,000 for the quarter ended June 30, 2007, an increase of $290,000 or 93.0%.  In addition, for the six month period ended June 30, 2008, the Company announced net income of $1.1 million compared to net income of $587,000 for the six months ended June 30, 2007, an increase of $468,000 or 79.7%.  Earnings per share for the quarter and six months ended June 30, 2008 were $.09 and $.15 respectively, compared to $.04 and $.08 for the quarter and six months ended June 30, 2007.

John C. Roman, President and CEO commented: “During the second quarter of 2008 we continued to build shareholder value through growth, expense control and maintenance of strong credit quality.  We also continued to expand our market with the opening of our newest branch in the Heritage Village section of Southbury, CT.”

Net interest income for the quarter ended June 30, 2008 totaled $3.5 million compared to $2.8 million for the quarter ended June 30, 2007, an increase of $693,000 or 24.4%.  For the six month period ended June 30, 2008, net interest income totaled $6.8 million compared to $5.7 million for the six months ended June 30, 2007, an increase of $1.1 million or 19.3%.  The increase in net interest income is due to an increase in the average balances of interest earning assets of 18.0% and 16.2% for the three and six month periods respectively, partially offset by decreases of 21 basis points and 10 basis points in the average rate earned on these assets over the same periods.  The increase in interest earning assets is attributed primarily to an increase in the loan portfolio.  The average balances in the loan portfolio increased by 20.0% in the three month period, and by 19.0% in the six month period.  The largest increases were in the commercial mortgage portfolio followed by the residential mortgage portfolio.  The increase in interest income was partially offset by an increase in interest expense.  Interest expense increased by $154,000, or 4.8% in the three month period and increased by $604,000 or 9.6% in the six month period, due to an increase in the average balances of deposits and borrowings.  The average balances of deposits increased by 8.9% and 9.7% and the average balance of borrowings increased by 67.6% and 50.7% over the three and six month periods respectively, while the average rates paid on these deposits and borrowings decreased by 41 basis points and 22 basis points, over the same periods.  The increases were primarily used to fund increased loan demand.  The largest increases in deposits were in certificates of deposit, followed by a smaller increase in money market accounts, partially offset by decreases in checking accounts and savings accounts.  The increase in certificates of deposit was due primarily to competitive rate promotional accounts.

The Bank recorded a provision for loan losses of $113,000 for the three months ended June 30, 2008 compared to no provision for the three months ended June 30, 2007.  For the six months ended June 30, 2008, the Bank recorded a provision of $275,000, compared to $51,000 for the six months ended June 30, 2007.  The increase in the provisions are due to the increasing size of the loan portfolio, a change in the mix of the portfolio towards commercial loans which are generally riskier than one-to-four family loans, and general economic conditions.

Non-performing loans totaled $1.8 million at June 30, 2008 compared to $1.0 million at March 31, 2008.  This increase was primarily due to the transfer of one real estate development loan in the amount of $880,000 to non-accrual status.  Management does not anticipate any losses on this loan due to the value of the real estate securing the loan.

Noninterest income was $661,000 for the quarter ended June 30, 2008 compared to $606,000 for the quarter ended June 30, 2007, an increase of 9.1%. For the six months ended June 30, 2008 noninterest income was $1.3 million compared to $1.1 million for the period ended June 30, 2007, an increase of 13.9%.  The largest increases in noninterest income in both periods was in gain on sale of investments, followed by fees for services related to deposit accounts and income from investment advisory services. The increases in fee income were as a result of product growth in these areas.

Noninterest expense was $3.3 million for the quarter ended June 30, 2008 compared to $3.1 million for the quarter ended June 30, 2007.  For the six months ended June 30, 2008 non-interest expense was $6.5 million compared to $6.2 million for the six months ended June 30, 2007.  The increase in both periods was primarily the result of increases in compensation costs, computer processing costs, director’s compensation and office occupancy over the 2007 period.  The increases were partially offset by a decrease in advertising expense.

Total assets were $505.0 million at June 30, 2008 compared to $462.5 million at December 31, 2007, an increase of $42.5 million or 9.2%.  Total liabilities were $456.3 million at June 30, 2008 compared to $412.1 million at December 31, 2007.  Deposits at June 30, 2008 were $336.9 million, an increase of $15.5 million or 4.8% over December 31, 2007.  Borrowed funds increased from $85.1 million at December 31, 2007 to $113.2 million at June 30, 2008.  The increases in deposits and borrowings were primarily used to fund growth in loans.

Total stockholders’ equity was $48.8 million at June 30, 2008 compared to $50.5 million at December 31, 2007, due to net income of $1.1 million for the six month period, dividends of $300,000 paid to stockholders, stock repurchases of $2.1 million, a net increase to the unrealized loss on available for sale securities of $455,000 and $101,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan.  At June 30, 2008, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	June 30,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$7,605	$7,873
Investment in federal funds	612	497
Investment securities	71,017	66,454
Loans receivable, net	396,002	359,831
Deferred income taxes	1,566	1,332
Other assets	28,240	26,540
Total assets	$505,042	$462,527

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$336,926	$321,398
Borrowed funds	113,205	85,107
Other liabilities	6,137	5,565
Total liabilities	456,268	412,070
Total stockholders' equity	48,774	50,457
Total liabilities and stockholders' equity	$505,042	$462,527

SELECTED OPERATIONS DATA
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands, except per share data)

Total interest income	$6,877	$6,030	$13,724	$12,013
Total interest expense	3,343	3,189	6,889	6,285
Net interest income	3,534	2,841	6,835	5,728

Provision for loan losses	113	-	275	51

Net interest income after provision for loan losses	3,421	2,841	6,560	5,677

Noninterest income	661	606	1,287	1,130
Noninterest expense	3,257	3,096	6,464	6,159

Income before provision
for income taxes	825	351	1,383	648
Provision for income taxes	223	39	328	61

Net Income	$602	$312	$1,055	$587

Earnings per common share - basic and diluted	$0.09	$0.04	$0.15	$0.08

SELECTED FINANCIAL RATIOS
	For the Three Months
SELECTED PERFORMANCE RATIOS: (1)	Ended June 30,
	2008	2007
	(Unaudited)

Return on average assets	0.49%	0.29%
Return on average equity	4.82	2.44
Interest rate spread	2.90	2.70
Net interest margin	3.04	2.89
Efficiency ratio (2)	77.45	89.59

ASSET QUALITY RATIOS:	At June 30,		At December 31,
	2008		2007
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$2,469		$2,163
Allowance for loan losses as a percent of total loans	0.62%		0.60%
Allowance for loan losses as a percent of
nonperforming loans	137.93%		222.99%
Net charge-offs to average loans
outstanding during the period	(0.01	) %	-%
Nonperforming loans	$1,790		$970
Nonperforming loans as a percent of total loans	0.45%		0.27%
Nonperforming assets	$1,790		$970
Nonperforming assets as a percent of total assets	0.35%		0.21%

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization)
divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000